Exhibit 99

American Financial Group Announces First Quarter Results

         Cincinnati, Ohio - April 26, 2004 - American Financial Group, Inc. (NYSE: AFG) today reported net earnings for the 2004 first quarter of $73.2 million ($.98 per share), significantly higher than the $25.1 million ($.36 per share) reported for the first quarter of last year. The increase results from net realized gains on investments versus net realized losses in the 2003 period and from higher earnings from insurance operations.

         Many investors and analysts focus on "core earnings" of companies, setting aside items which are not considered to be part of the ongoing earnings of the company, such as net realized gains (losses) on investments, discontinued operations, cumulative effect of accounting changes and other non recurring items. A reconciliation of this non-GAAP measure to net earnings is set forth in the accompanying summary of earnings.

         Core earnings from insurance operations were $53.4 million ($.72 per share) for the 2004 first quarter compared to $43.8 million ($.63 per share) for the previous year's first quarter. While core earnings were up 22%, core earnings per share were up 14% due to additional shares issued in November 2003. The 2003 results included earnings from AFG's former ownership of Infinity Property and Casualty Corporation. The increase in the 2004 results was due primarily to higher underwriting margins in the property and casualty insurance ("P&C") operations as well as improved operating earnings from the annuity, supplemental insurance and life operations. Details of the financial results may be found in the accompanying schedules.

         Carl H. Lindner, AFG Chairman and Chief Executive Officer stated, "Our first quarter results exceeded our expectations and get us off to an excellent start for the year. As a result, we are revising upward our core earnings guidance for 2004 to between $2.85 and $3.10 per share. Our continued growth in shareholders' equity, resulting from operating earnings as well as the increase from the proposed merger of Provident Financial Group and National City Corporation, will contribute to improved financial leverage and liquidity. National City has indicated that it expects to complete its merger with Provident during the second quarter of 2004."

Business Segment Results

         The P&C Group reported an underwriting profit of $30.2 million in the 2004 first quarter, with a combined ratio of 93.8%, over three points better than the combined ratio for the 2003 first quarter of 97.1%. The Group's premiums and underwriting results included Infinity's personal lines through the initial date of sale in mid-February 2003.

         The Specialty Group generated strong underwriting profit of $32.6 million for the 2004 first quarter, an improvement of $23.2 million over the same period a year ago. The Group's combined ratio was 93.3% compared to 97.9% in the 2003 first quarter. Gross and net written premiums for the 2004 quarter grew 19% and 22%, respectively, as compared to the 2003 period, reflecting the effect of rate increases and volume growth in certain operations. Rate increases in the specialty operations averaged about 11% for the first quarter of 2004. Further details of the Specialty Group operations may be found in the accompanying schedules.

         Carl H. Lindner III, AFG Co-President and head of the P&C Group commented: "The growth and strong underwriting performance of our Specialty Group in the first quarter exceeded our initial expectations. Net premium growth was greater than gross premium growth due to our previously announced plan to retain a greater percentage of our business written. We are seeing significant underwriting improvements in our Specialty Financial and our profitable Specialty Casualty and Property and Transportation businesses. Our California Workers' Compensation business continues to report solid underwriting profit. We achieved double-digit rate increases in the first quarter in our overall specialty operations. Pricing should remain firm in 2004, particularly in our casualty markets; however, we are expecting moderation in rate increases during the latter part of the year. We now expect average rate increases for 2004 to be close to 8%. We remain committed to maintaining rate adequacy going forward and will be diligent in pricing risks appropriately. "

         Mr. Lindner continued, "Going forward, we are well-positioned as a niche player in the specialty commercial markets and have a very diversified portfolio of businesses. We are now targeting net written premium growth in the mid-teens and improved underwriting profits in our specialty operations in 2004."

         The Annuity, Supplemental Insurance and Life Group reported core net operating earnings of $14.4 million for the first quarter of 2004, compared to $13.6 million in the 2003 period. The increase in these core operating earnings reflects improved results in the supplemental insurance operations, partially offset by the impact of continued low interest rates on the fixed annuity operations and higher interest expense. The group's statutory premiums for the 2004 first quarter were 16% lower than the same period last year. Continuing discipline in setting commission and interest crediting rates has resulted in slowed sales of single premium annuities. Based on the current interest rate environment, the group expects core operating earnings for 2004 will exceed those reported in 2003 by 20% to 25%. Further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 82% of GFR common stock and a proportional share of its earnings is included in AFG's results.

         Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.

Forward Looking Statements

         This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company"s expectations concerning market and other conditions, future premiums, revenues and earnings; and rate increases.

         Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, and the availability of capital, regulatory actions, changes in legal environment, judicial decisions and rulings, tax law changes, levels of catastrophes and other major losses, the actual amount of liabilities associated with certain asbestos and environmental related insurance claims, adequacy of loss reserves, availability of reinsurance and ability of reinsurers to pay their obligations, competitive pressures, including the ability to obtain rate increases and other changes in market conditions that could affect AFG's insurance operations.

Conference Call

         The company will hold a conference call to discuss 2004 first quarter results at 11:30 a.m. (ET) today. Toll-free telephone access will be available by dialing 1-888-855-5487. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 2:30 p.m. (ET) today until 8:00 p.m. on May 3, 2004. To listen to the replay, dial 1-888-203-1112 and provide the confirmation code 341565. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.amfnl.com and follow the instructions at the Webcast link.

Contact:	Anne N. Watson	Web Sites:	www.amfnl.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

         This earnings release and additional Financial Supplements are available at AFG"s web site: www.amfnl.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2004	2003

Operating revenues	$ 833.2	$ 877.6
Costs and expenses	754.8	812.7
	78.4	64.9
Related income taxes	25.0	22.5
Earnings from consolidated insurance operations	53.4	42.4
Net investee earnings from Infinity	-	1.4
Core earnings from insurance operations	53.4	43.8

Non-core items, net of tax:
Special tax benefits (1)	-	5.5
Realized investment gains (losses)	22.3	(23.6)
Discontinued operations (2)	.6	.3
Other	(1.3)	(.9)
Cumulative effect of an accounting change(3)	(1.8)	-

Net earnings	$ 73.2	$ 25.1

Diluted Earnings (Loss) per Common Share:
Core from insurance operations	$ .72	$ .63
Special tax benefits (1)	-	.08
Realized investment gains (losses)	.30	(.34)
Discontinued operations (2)	.01	-
Other	(.02)	(.01)
Cumulative effect of an accounting change(3)	(.03)	-

Net earnings available to common Shares	$ .98	$ .36

Average number of Diluted Shares	74.3	69.4

  Reflects tax benefits in 2003 relating to the Company's basis in Infinity Stock.
  Represents operating results related to the planned disposal of Transport Insurance Company.
  Reflects the implementation of an accounting change related to long duration contracts mandated by Statement of Position 03-1.

	March 31,	December 31,
	2004	2003

Selected Balance Sheet Data:
Total Cash and Investments	$14,400	$13,828
Long-term Debt	$ 1,033	$ 837
Payable to Subsidiary Trusts(Issuers of Preferred Securities)	$ 78	$ 265
Shareholders' Equity	$ 2,271	$ 2,076

Book Value Per Share	$30.98	$28.42
Common Shares Outstanding	73.3	73.1

AMERICAN FINANCIAL GROUP, INC.

PROPERTY AND CASUALTY INSURANCE OPERATIONS

UNDERWRITING RESULTS

(In Millions)
Three months ended March 31,

	2004	2003

Property and Casualty Insurance
Operations: (a)

Gross written premiums	$ 809	$ 858

Net written premiums	$ 539	$ 557

Ratios (GAAP):
Loss & LAE ratio	63.6%	68.3%
Expense ratio	30.0%	28.7%
Policyholder dividend ratio	.2%	.1%

Combined Ratio (b)	93.8%	97.1%

Specialty Group:

Gross written premiums	$ 807	$ 677

Net written premiums	$ 537	$ 439

Ratios (GAAP):
Loss & LAE ratio	63.0%	64.9%
Expense ratio	30.1%	32.8%
Policyholder dividend ratio	.2%	.2%

Combined Ratio	93.3%	97.9%

  Includes operations of Infinity Property and Casualty through mid-February 2003, AFG's direct auto insurance companies through the date of their sale at the end of April 2003, personal lines operations remaining with AFG, and the specialty group.

  Includes other discontinued lines.

SUPPLEMENTAL SPECIALTY GROUP OPERATING INFORMATION

(In Millions)

	Three months ended March 31, 2004 2003		Percentage
			Change

Gross Written Premiums:
Property & Transportation	$ 240	$ 192	25%
Specialty Casualty	363	340	7%
Specialty Financial	107	74	44%
California Workers' Compensation	96	70	38%
Other	1	1	-
	$ 807	$ 677	19%

Net Written Premiums:
Property & Transportation	$ 147	$ 125	18%
Specialty Casualty	198	166	20%
Specialty Financial	91	57	58%
California Workers' Compensation	84	66	27%
Other	17	25	(30%)
	$ 537	$ 439	22%

Combined Ratio (GAAP):
Property & Transportation	83.5%	96.0%
Specialty Casualty	93.8%	100.8%
Specialty Financial	100.9%	109.6%
California Workers' Compensation	95.2%	92.0%

Aggregate Specialty Group	93.3%	97.9%

Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.

  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity bonds and foreign credit insurance.

  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.

  Other includes an internal reinsurance facility and discontinued lines.